Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2016	2015	Change
Income Account-
Retail Revenues-
Fuel	$875	$1,088	$(213)
Non-Fuel	2,502	2,454	48
Wholesale Revenues	396	467	(71)
Other Electric Revenues	181	163	18
Other Revenues	11	11	—
Total Revenues	3,965	4,183	(218)
Fuel and Purchased Power	1,076	1,356	(280)
Non-Fuel O & M	1,109	1,122	(13)
Depreciation and Amortization	541	487	54
Taxes Other Than Income Taxes	256	252	4
Estimated Loss on Kemper IGCC	53	9	44
Total Operating Expenses	3,035	3,226	(191)
Operating Income	930	957	(27)
Allowance for Equity Funds Used During Construction	53	63	(10)
Interest Expense, Net of Amounts Capitalized	246	213	33
Other Income (Expense), net	(18)	(8)	(10)
Income Taxes	222	274	(52)
Consolidated Net Income	497	525	(28)
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	11	17	(6)
Net Income Attributable to Noncontrolling Interests	1	—	1
CONSOLIDATED NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$485	$508	$(23)

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.